UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                               CLARK/BARDES, INC.

              ------------------------------------------------------
                                (Name of Issuer)

                                     Common

              ------------------------------------------------------
                         (Title of Class of Securities)

                                    180668105

                       ----------------------------------
                                 (CUSIP Number)

                                November 21, 2002

              ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /  /  Rule 13d-1(b)

         /  /  Rule 13d-1(c)

         /  /  Rule 13d-1(d)

         This statement is filed pursuant to Section 240.13d-2(b).

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filled" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 180668105
          ---------

Phoenix Life Insurance Company (previously known as Phoenix Home Life Mutual Insurance Company)

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(1)   Names of reporting Persons.
      I.R.S. Identification Nos. of the above persons (entities only).

      06-0493340

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(2)   Check the Appropriate Box if a Member
      of a Group (See Instructions)             (a)    / /
                                                (b)    /X/

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(3)   SEC Use Only

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(4)   Citizenship or Place of Organization
      New York

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Number of Shares                                (5) Sole Voting Power
Beneficially                                           0
Owned by
Each Reporting                                  --------------------------------
Person With:                                    (6) Shared Voting Power
                                                       0

                                                --------------------------------

                                                (7) Sole Dispositive Power
                                                       0

                                                --------------------------------
                                                (8) Shared Dispositive Power
                                                       0

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(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                       0

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(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions)                                    / /

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(11)  Percent of Class Represented by Amount in Row (9)
                                                       0%

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(12)  Type of Reporting Person (See Instructions)
                                            IC         CO

ITEM 1.

(a)      Name of Issuer
                       Clark/Bardes, Inc. (formerly Clark/Bardes Holdings,
                       Inc.)

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(b)      Address of Issuer's Principal Executive Offices
                       103 S. Wynstone Park Drive, Suite 200
                       North Barrington, IL 60010

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ITEM 2.

(a)      Name of Person Filing
                       Phoenix Life Insurance Company (formerly Phoenix Home Life Mutual Insurance Company)

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(b)      Address of Principal Business Office or, if none, Residence:
                       One American Row
                       Hartford, CT 06102-5056

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(c)      Citizenship
                       U.S.A.

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(d)      Title of Class of Securities
                       Common

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(e)      CUSIP Number
                       180668105

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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR
         240.13d-2(b), OR (c), CHECK WHETHER THE PERSON FILINGS IS A:

(a)      / /    Broker or dealer registered under section 15 of the Act
                (15 U.S.C. 78o).

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(b)      / /    Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

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(c)      /X/    Insurance company as defined in section 3(a)(19) of the Act
                (15 U.S.C. 78c).

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(d)      / /    Investment company registered under section 8 of the Investment
                Company Act of 1940 (15 U.S.C.  80a-8).

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(e)      / /    An investment adviser in accordance with section 240.13d-1(b)
                (1)(ii)(E).

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

(f)      / /    An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

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(g)      / /    A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

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(h)      / /    A savings association as defined in Section 3(b) of the Federal
                Deposit Insurance Act (12 U.S.C. 1813).

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(i)      / /    A church plan that is excluded from the definition of an
                investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

         -----------------------------------------------------------------------
(j)      / /    Group, in accordance with section 240-13d-1(b)(1)(ii)(J).

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ITEM 4.  OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

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(a)      Amount beneficially owned:
                0

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(b)      Percent of class:
                0

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(c)      Number of shares as to which the person has:

         (i)    Sole power to vote or to direct the vote
                        0

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         (ii)   Shared power to vote or to direct the vote
                        0

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         (iii)  Sole power to dispose or to direct the disposition of
                        0

         (iv)   Shared power to dispose or to direct the disposition of
                        0

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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following   /X/

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

         Not applicable

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP

         Not applicable

ITEM 10. CERTIFICATION

         Not applicable. This statement is filed pursuant to Section
         240.13d-2(b)

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 11, 2003


                                   ---------------------------------------
                                                    Date

                                        Phoenix Life Insurance Company

                                   ---------------------------------------
                                                  Signature

                                 /s/ Megan A. Huddleston, Vice President and
                                                   Counsel

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                                                  Name/Title